                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                       UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                   (AMENDMENT NO. 1)*

                        Horizon Natural Resources Company
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    44043W106
             -------------------------------------------------------
                                 (CUSIP Number)

                                  July 30, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
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|X|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

-------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

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CUSIP NO.  44043W106                13G                Page 2 of 5
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     1       NAME OF REPORTING PERSON
             Cantor Fitzgerald & Co.
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) |_|
                                                                    (b) |_|
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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             New York

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                        5       SOLE VOTING POWER

                                1,472,919 shares of Common Stock

                     -----------------------------------------------------------
                        6       SHARED VOTING POWER

NUMBER OF SHARES                0 shares of Common Stock
  BENEFICIALLY
 OWNED BY EACH       -----------------------------------------------------------
REPORTING PERSON        7       SOLE DISPOSITIVE POWER
      WITH
                                0 shares of Common Stock

                     -----------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0 shares of Common Stock
                     -----------------------------------------------------------

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      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,472,919 shares of Common Stock

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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                      |_|

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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.36%

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     12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              BD

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------------------------                               -------------------------
CUSIP NO.  44043W106                13G                Page 3 of 5
------------------------                               -------------------------

ITEM 1.   (A)    NAME OF ISSUER:

                 Horizon Natural Resources Company (the "Issuer")

          (B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 200 Ashland Drive
                 Ashland, KY  41101

ITEM 2.   (A)    NAME OF PERSON FILING:

                 This statement is being filed by Cantor Fitzgerald & Co.

          (B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 110 East 59th Street
                 New York, NY 10022

          (C)    CITIZENSHIP:

                 New York

          (D)    TITLE OF CLASS OF SECURITIES:

                 Common Stock

          (E)    CUSIP NUMBER:

                 44043W106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS:

          (a)    |X| Broker or dealer registered under Section 15 of the
                     Exchange Act;

          (b)    |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)    |_| Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act;

          (d)    |_| Investment company registered under Section 8 of the
                     Investment Company Act;

          (e)    |_| An investment adviser in accordance with Rule
                     13-d-1(b)(1)(ii)(E);

          (f)    |_| An Employee benefit plan or endowment fund in accordance
                     with Rule 13-d-1(b)(1)(ii)(F);

          (g)    |_| A parent holding company or control person in accordance
                     with Rule 13-d-1(b)(1)(ii)(G);

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CUSIP NO.  44043W106                13G                Page 4 of 5
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          (h)    |_| A Savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

          (i)    |_| A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act;

          (j)    |_| Group, in accordance with Rule 13-d-1(b)(1)(ii)(J)

ITEM 4.   OWNERSHIP.

The following sets forth in tabular format the share ownership of the Reporting
Persons:

         (i)   Amount Beneficially Owned:

                    See Item number 5

         (ii)  Percent of Class:

                    See Item number 6

         (iii) Number of shares as to which such person has:

                    See Item number 7

         (iii) Number of shares as to which such person has:

                    See Item number 8

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following |_|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         Not applicable.

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CUSIP NO.  44043W106                13G                Page 5 of 5
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 27, 2006

                                    Cantor Fitzgerald & Co.
                                    By: /s/ Stephen M. Merkel
                                        ----------------------------------------
                                        Name:    Stephen M. Merkel
                                        Title:   Executive Managing Director